EXHIBIT 10.1

January 5th, 2016

Dear Mark,

It is my pleasure to extend the following offer of full-time employment to you on behalf of DS Healthcare Group, Inc. This offer is contingent upon your satisfactory completion of a pre-employment confidentiality agreement, standard background check and our receipt of your identity/employment eligibility.

Title: CFO

Reporting Relationship: You will report to Renee Barch-Niles, CEO

Start Date: Your first day of employment at the Company will be Tuesday, January 12th, 2016.

COMPENSATION PACKAGE:

Base Salary: Your starting base salary will be $185,000 on an annualized basis (subject to applicable withholdings), payable in accordance with the Company’s standard payroll practices.

Bonus: You will be offered an annual, one-time bonus based upon company performance, individual job performance and completion of assigned projects. Bonus targets will be set together with the CEO on an annual basis. The overall target for the annual bonus will be 50% of your base salary.

Car Allowance: A $600 car allowance will be paid on a monthly basis (subject to applicable withholdings), payable in accordance with the Company’s standard payroll practices.

Equity Grant:  DS Healthcare Group, Inc. will grant you 300,000 shares of restricted stock of the Company (NASDAQ: DSKX) that will vest every month that you are employed by the Company at a rate of 6,250 shares per month for 48 months for a total that equals 300,000 shares. Change of Control: If the Company is acquired, all 300,000 shares will automatically be vested regardless of how many months you have been employed by the Company.

Make-Whole: Should  the block of shares issued drop below a $1 million valuation in a twelve month period following the start date, the company shall issue additional shares to the you to meet a $1 million (1,000,000) valuation. This make-whole provision will have a $3.30 per share price floor.

Benefits: The company will cover Health, Dental, Vision and Disability insurance. You will be eligible to participate in the Company’s other benefit plans such as 401K available to other employees of the Company generally, subject to the terms and conditions of such plans as they may be amended from time to time.

1601 Green Road Pompano Beach, FL 33064 USA

Telephone: 888-404-7770     Fax: 646-219-2572     Web: www.dslaboratories.com

Severance: Should termination of the executive by the company occur without cause in the first 12 months from the start date of the executive, the company shall pay 6 months of severance paid over six months through the company’s bi-monthly payroll. In the event that termination without cause occurs more than 12 months after the start date of the executive, the company shall pay 12 months of severance paid over 12 months through the company’s bi-monthly payroll.

Holidays and Personal Time Off: You will be entitled to three (3) weeks of vacation time (on an annualized basis), which will accrue to you in accordance with the Company’s policies. You may use such personal time off at a time or at times which do not unreasonably interfere with your duties to the Company and the Company’s business. In addition, you will be eligible for same the same number of paid holidays (10 days for 2016) and sick days as offered generally to employees of the company in accordance with Company policy.

Proprietary Information, Intellectual Property and Non-Competition Agreement:

As a condition of your employment with the company, you will be asked to sign the company’s standard confidentiality, invention assignment and Non-compete agreement (the “proprietary Information Agreement”). A copy of this agreement is attached for your review. Please review the Proprietary Information Agreement and be prepared to sign a copy on your first day of work.

You acknowledge that this offer letter, along with the Proprietary Information Agreement, any Company plan documents governing applicable benefits and applicable Company policies, may be amended from time to time in accordance with their respective terms.

If you are in agreement with the above, please indicate your acceptance of this employment offer from the Company by signing where indicated below and returning it to Renee Barch-Niles in person or by email at Renee@dslaboratories.com.

Mark, you are joining DS Healthcare at a very exciting time of evolution and we are confident that you will be an outstanding contributor for the long-term development of our growing organization. I look forward to welcoming you to the Executive Leadership Team and having you join the DS Healthcare family.

Sincerely,

Renee Barch-Niles

Chief Executive Officer

DS Healthcare Group, Inc.

1.646.373.1738 direct • renee@dslaboratories.com

AGREED AND ACCEPTED BY:

/s/ Mark Brockelman

Mark Brockelman

January 11, 2016

Date

1601 Green Road Pompano Beach, FL 33064 USA

Telephone: 888-404-7770     Fax: 646-219-2572     Web: www.dslaboratories.com